Exhibit 99.1

NEWS RELEASE

GEORGE NETHERCUTT APPOINTED TO HECLA’S BOARD OF DIRECTORS

FOR IMMEDIATE RELEASE
February 25, 2005

        COEUR D’ALENE, IDAHO — Hecla Mining Company (HL:NYSE) today announced that former U.S. Congressman George R. Nethercutt, Jr., has been named to Hecla’s board of directors, effective immediately. He replaces Joe Coors, Jr., who retired from the board earlier this month.

        Nethercutt was a member of the U.S. House of Representatives from 1995 to 2005, from the State of Washington. He is currently a principal with the strategic planning and consulting firm of Lundquist, Nethercutt & Griles, LLC. in Washington D.C. He also serves as a board member of the Washington Policy Center. Nethercutt was born and raised in Spokane, Washington, is married and has two children. Prior to serving in Congress, he was an attorney in Spokane.

        Hecla President and Chief Executive Officer Phillips S. Baker, Jr., said he is very pleased Nethercutt has accepted the appointment. “George will bring a great deal of international, governmental and legal experience to the board. He has long been a supporter of the natural resource industries and is very familiar with the issues we face. He is known for his thoughtfulness and thoroughness and I know he will be a great addition to Hecla’s board of directors.”

        Nethercutt said, “I am pleased and honored to be joining the Hecla board, a company with such a high-quality history in the Pacific Northwest and around the world.”

        Hecla Mining Company, headquartered in Coeur d’Alene, Idaho, mines and processes silver and gold in the United States, Venezuela and Mexico. A 114-year-old company, Hecla has long been well known in the mining world and financial markets as a quality silver and gold producer. Hecla’s common and preferred shares are traded on the New York Stock Exchange under the symbols HL and HL-PrB.

Contact: Vicki Veltkamp, vice president — investor and public relations, 208/769-4144
Hecla’s Home Page can be accessed on the Internet at: http://www.hecla-mining.com

6500 N Mineral Drive, Suite 200 • Coeur d’Alene, Idaho 83815-9408 • 208/769-4100 • FAX 208/769-7612